Exhibit 10.40
Execution Version

GROUND LEASE

GROUND LEASE

This GROUND LEASE ("Lease"), is made and effective as of September 22, 2006 (the "Commencement Date"), by and between NP LAND, LLC, a Nevada limited-liability company ("Lessor"), and NEVADA PALACE, LLC, a Nevada limited liability company ("Lessee") (collectively, the "Parties," and each sometimes singularly, a "Party"), with reference to the following facts:

RECITALS

A.Lessor owns certain land in fee located in the City of Las Vegas, County of Clark, State of Nevada, commonly known as 5255 Boulder Highway and 5335 Boulder Highway, Assessor's Parcel Nos. 161-21-204-002, 161-21-302-001 and 161-21-302- 002, as more particularly described in Exhibit A (the "Land"), and the Improvements (as defined in Section 1.1) located thereon. The Land and the Improvements are currently used for a hotel, casino and recreational vehicle park and such other purposes as are normally and usually incident to such business.

B.A certain portion of the Land (the "D.R. Horton Leasehold") was leased to D.R. Horton, Inc., a Delaware corporation ("D.R. Horton"), under that certain lease agreement (the "D.R. Horton Lease") made between D.R. Horton and Lessor's predecessor-in-interest on April 30, 2005 (attached hereto as Exhibit B). The term of the D.R. Horton Lease ends on October 29, 2006 with no provision for extension.

C.Lessee desires to lease the Land (subject to the D.R. Horton Leasehold) and Improvements from Lessor and to use them for the Permitted Uses (as defined in Section 5.1) while constructing a new hotel and casino defined as the Project in Section 6.2(A), and in conjunction with such Project, Lessee desires to demolish and remove some or all of the Improvements located on the Land.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, in accordance with the terms and subject to the conditions set forth herein, agree as follows:

Agreement

ARTICLE 1. PREMISES AND TITLE

1.1    Lease of Premises. All improvements, structures, fixtures and appurtenances presently located on the Land or which may be located on the Land from time to time, including any and all new improvements that Lessee shall construct or cause to have constructed (the "Improvements"), together with the Land, shall constitute the "Premises," excepting that the D.R. Horton Leasehold shall be excluded from the Premises until such time as the D.R. Horton Lease expires or is terminated at which time the D. R. Horton Leasehold shall automatically become part of the Premises, subject to the terms and provisions of this Agreement, without any further action by the Parties. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises.

1.2    Title. Lessee acknowledges that Lessee has obtained a leasehold title insurance policy insuring the Leasehold Estate.

1.3    No Modification, Amendment or Extension of the D.R. Horton Lease. Lessor may not, modify, amend or extend the D.R. Horton Lease without Lessee's express written consent (which it may withhold at its sole and absolute discretion).

ARTICLE 2. TERM

2.1    Term. The Premises are leased for the term of thirty-five (35) years (the "Term"), commencing on the Commencement Date, and terminating at midnight on the thirty-fifth (35th) Anniversary (as defined in Section 3.1 (A)) occurs (the "Termination Date").

2.2    Holding Over. If Lessee holds over the Premises or any part thereof after expiration of the Term of this Lease, such holding over, at Lessor's option, shall constitute a month-to-month tenancy, at rent equal to two hundred percent (200%) of the last applicable rent in effect immediately prior to such holding over, which shall not be prorated for any partial month, and shall otherwise be governed by all of the other terms and conditions of this Lease. Notwithstanding any of the foregoing to the contrary, Lessee shall have no right to occupy the Premises or any portion thereof after the expiration or termination of this Lease or of Lessee's right to possession, without Lessor's prior written consent, which consent may be withheld in Lessor's sole and absolute discretion. Acceptance of any holdover rent shall not constitute a waiver by Lessor of any re-entry or other rights of Lessor provided for under this Lease or by law nor shall it be deemed an extension or renewal of the Term of this Lease without a written election thereof by Lessor. If Lessee fails to surrender the Premises upon expiration or earlier termination of this Lease, Lessee shall be liable for and shall indemnify, defend and hold Lessor harmless from and against all claims against, or damages suffered by, Lessor resulting from or arising out of Lessee’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any lessee or prospective lessee who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and costs and brokerage commissions.

ARTICLE 3. RENT

3.1    Amount of Rent. Lessee agrees to pay Lessor rent for the use and occupancy of the Premises, as follows:

A.From the Commencement Date until the first (1st) anniversary of the first day of the first month following the Commencement Date ("Anniversary") the rent shall be One Hundred Sixty-Three Thousand Six Hundred Dollars ($163,600), payable monthly in advance on the first day of each month. If the Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of rent for such month or months shall be prorated, based on the number of days in such month.

B.Commencing on the first (1st) Anniversary and at every Anniversary thereafter (excepting the tenth (10th) Anniversary, the twentieth (20th) Anniversary and the thirtieth (30th) Anniversary) during the Term of this Lease (each, a "CPI Rent Adjustment Date"), the monthly rent shall be adjusted pursuant to a cost of living factor, calculated as follows: the cost of living factor shall be a fraction whose numerator is the index figure stated in the Consumer Price Index for All Consumers (1982-1984=100) specified for All Items relating to the West Region published by the Bureau of Statistics of the United States Department of Labor in effect on such date, and whose denominator is the index figure for such Consumer Price Index in effect on the Commencement Date of this Lease; provided, however, that the cost of living factor shall never be less than one (1). If such Consumer Price Index is discontinued, the cost of living factor shall be based on comparable statistics on changes in the purchasing power of the consumer dollar for the applicable periods, as published by a responsible financial periodical report of a recognized governmental or private authority. The rent so calculated shall be the monthly rent for each month during the one (1) year period from each CPI Rent Adjustment Date until the next CPI Rent Adjustment Date, FRV Rent Adjustment Date (as defined in Section 3.1(C)) or Termination Date, payable monthly in advance, beginning on the first day of each and every month during each such one (1) year period.

C.On the tenth (10th) Anniversary, the twentieth (20th) Anniversary and the thirtieth (30th) Anniversary (each, a "FRV Rent Adjustment Date"), the monthly rent shall be adjusted to the "Fair Rental Value" for the Premises, calculated pursuant to Paragraph 3.2 hereof. The Fair Rental Value so calculated shall be the monthly rent for each month during the one (1) year period after each FRV Rent Adjustment Date until the next CPI Rent Adjustment Date or Termination Date, payable monthly in advance, beginning on the first day of each and every month during each such one (1) year period.

3.2    Determination of Fair Rental Value.

A.The term "Fair Rental Value" shall mean an amount equal to the product of: (i) the then prevailing rate of return being realized by landowners for comparable property located in Clark County, Nevada; provided, however, that in no event shall such rate of return be less than eight percent (8%) per year; times (ii) the market value of the Land. Notwithstanding the foregoing, in no event shall the rent for any rental period be less than the rent in effect immediately preceding the commencement of such rental period. The market value for the Land shall be based upon the assumption that the Land is free and clear of this Lease and any Improvements, but is subject to similar restrictions on use, as herein set forth, and giving due consideration to amenities furnished, and any other factors which would ordinarily be considered in establishing the prevailing market value, all as applicable to the use permitted in this Lease in other comparable commercial developments and resort casino ground leases in Clark County, Nevada.

B.Not later than one hundred eighty (180) days prior to each FRV Rent Adjustment Date, Lessor and Lessee shall meet in an effort to negotiate, in good faith, the Fair Rental Value of the Premises as of the FRV Rent Adjustment Date. If Lessor and Lessee have not agreed upon the Fair Rental Value of the Premises at least ninety (90) days prior to the applicable FRV Rent Adjustment Date, the Fair Rental Value shall be determined by appraisal, by one or more appraisers (herein called "Appraiser(s)"), as provided below in this Paragraph 3.2. Such Appraiser(s) shall have at least fifteen (15) years' experience in the appraisal of commercial real property in Clark County, Nevada, and shall be members of professional organizations such as MAI or the equivalent.

C.If Lessor and Lessee are not able to agree upon the Fair Rental Value of the Premises within the prescribed time period, then Lessor and Lessee shall attempt to agree in good faith upon a single Appraiser not later than seventy-five (75) days prior to the applicable FRV Rent Adjustment Date. If Lessor and Lessee are unable to agree upon a single Appraiser within such time period, then Lessor and Lessee shall each appoint one Appraiser not later than sixty-five (65) days prior to the applicable FRV Rent Adjustment Date. Within ten (10) days thereafter, the two (2) appointed Appraisers shall appoint a third Appraiser. If either Lessor or Lessee fails to appoint its Appraiser within the prescribed time period, the single Appraiser appointed shall determine the Fair Rental Value of the Premises as of the applicable FRV Rent Adjustment Date. Each Party shall bear the cost of its own Appraiser and the Parties shall share equally the cost of the single or third Appraiser, if applicable.

D.If a single Appraiser is chosen, then such Appraiser shall determine the Fair Rental Value of the Premises. Otherwise, the Fair Rental Value of the Premises shall be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal shall be disregarded; provided, however, if the highest appraisal exceeds the middle appraisal by the same amount that the middle appraisal exceeds the lowest appraisal, then the middle appraisal shall be the Fair Rental

Value of the Premises. Lessor and Lessee shall instruct the Appraiser(s) to complete the determination of the Fair Rental Value not later than thirty (30) days prior to the applicable FRV Rent Adjustment Date.

E.If the determination of adjusted rent is made after the applicable FRV Rent Adjustment Date, Lessee shall continue to pay rent at the rate applicable to the preceding period until the adjusted rate is determined. Promptly after the determination, Lessee shall pay any difference for the period affected by the adjustment, with interest which has accrued from the applicable FRV Rent Adjustment Date at the rate of ten percent (10%) per year.

3.3    Net Lease. Notwithstanding any other provision in this Lease to the contrary, this Lease is what is commonly known as a "net lease," it being understood that Lessor shall receive the rent set forth in this Lease free and clear of any and all taxes, liens, charges, expenses, offsets, defenses, reductions, deductions, claims, counterclaims, or adjustments of any nature whatsoever in connection with the ownership and operation of the Premises. It is the intention of the Parties that this Lease shall not be terminable for any reason by the Lessee and that the Lessee shall in no event be entitled to any abatement of, or reduction in, Rent payable hereunder, except as herein expressly provided. To the extent (a) any present or future law (whether common law or statutory) may be contrary to this Section 3.3 and (b) may be waived by the agreement of the Parties, the Parties agree to waive the portion of such law to the extent that it would modify the terms of this Section 3.3.

3.4    Past Due Rents. If Lessee shall fail to pay any rents or other charges characterized herein as additional rent, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the Default Rate, as hereinafter defined, and such interest shall be collectible as additional rent.

A.As used in this Lease, the term, "Default Rate," shall mean an annual rate of interest equal to the lesser of: (i) two percent (2%) above the reference interest rate then in effect, and as adjusted from time to time, at Bank of America, NA; or (ii) the highest rate allowable by law.

B.Any payment by Lessee or acceptance by Lessor of a lesser amount than shall be due from Lessee to Lessor shall be treated as a payment on account. The acceptance by Lessor from Lessee of payment for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such a check, that such lesser amount is payment "in full," or language to like effect, shall not constitute an accord and satisfaction, shall be given no effect, and Lessor may accept such check without prejudice to any other rights or remedies which Lessor may have against Lessee.

3.5    Other Financial Obligations of Lessee. In addition to the rent set forth herein, Lessee shall pay to the persons or entities respectively entitled thereto all impositions, insurance premiums, operating charges, maintenance charges, construction costs, claims, taxes, liens and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease (including compliance with the Applicable Requirements as defined in Section 6.4(A)). All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any such additional rent, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

ARTICLE 4. TAXES

4.1    Lessee to Pay Taxes. In addition to the payment of rent, Lessee shall pay through the Term of this Lease, beginning as of the Commencement Date, directly to the appropriate taxing or other applicable authority at least ten (10) days before the same become delinquent, all real property taxes and assessments of every kind attributable to the Premises or any part thereof or Improvement thereon, or for which Lessor or Lessee in respect thereof, are now or may during the Term be assessed or become liable, whether assessed to or payable by Lessor or Lessee. Lessee shall furnish to Lessor, within thirty (30) days after the date of payment satisfactory evidence that the tax has been paid.

4.2    Installment Payment. If, by any law, any such tax is payable or may at the option of the taxpayer be paid in installments, Lessee may pay the tax, together with any accrued interest on the unpaid balance of the tax, in installments as they become due.

4.3    Proration for Time. All such taxes and assessments for the first and, if the Lessee is not in default under this Lease, the last year of this Lease, shall be prorated between the Lessor and Lessee on the basis of the applicable tax fiscal year.

4.4    Contest-Surety Bond. Lessee shall have the right to contest the amount or validity of any such imposition by appropriate legal proceedings, but this right shall not be deemed or construed in any way as relieving or modifying or extending Lessee's covenant to pay any such imposition at the time and in the manner as in this Section provided. Lessor shall, upon request, join in any such proceedings if Lessee determines that it shall be necessary or convenient for Lessor to do so in order for Lessee to prosecute properly such proceedings, but Lessor shall not be subject to any costs or expenses in connection with any such proceeding brought by Lessee. Lessee hereby covenants to indemnify and save Lessor harmless from any such costs and expenses, including reasonable attorneys' fees and costs. Lessee, upon commencing such contest, shall deliver to Lessor a good and sufficient surety bond guaranteeing payment of any taxes, penalties, interest and other costs thereof, found due as a result of such contest.

4.5    Separate Assessment of Lessee's Personal Property. During the Term of this Lease, Lessee shall attempt to cause all taxes, assessments, and other charges levied upon or imposed upon any personal property situated in, on or about the Premises to be levied or assessed separately from the Premises and not as a lien thereon.

4.6    Indemnification of Lessor. Lessee shall protect and hold harmless Lessor and the Premises and all Improvements in, on or about the same from all liability for any and all such taxes, assessments and charges, together with any interest, penalties or other sums thereby imposed, and from any sale or other proceeding to enforce payment thereof.

ARTICLE 5. USE

5.1    Permitted Uses. During the Term, Lessee shall have the right to use and occupy the Premises, for all lawful purposes, except as may be otherwise provided in this Lease (the "Permitted Uses"). Lessor shall obtain and maintain, at Lessor's sole cost, all licenses, approvals, and permits required for operation of the Premises, including without limitation any licenses, permits or approvals of any Gaming Authorities (as defined in Section 18.1).

5.2    Limits on Use;·Licenses. During the Term of the Lease, the Premises and all Improvements constructed and maintained thereon shall be used by Lessee for the Permitted Use and for no other use or purpose.

5.3    Indemnity for Violation of Law. Lessee covenants and agrees to indemnify and save Lessor harmless from any penalties, damages or charges imposed for any violation of any and all Laws (as defined in Section 5.3(A)) including Environmental Laws (as defined Section 5.3(B)), whether occasioned by neglect, omission or intentional act of Lessee or any person upon the Premises by license or invitation of

Lessee or holding or occupying the same or any part thereof under or by right of Lessee; provided, however, this indemnity contained in this Section 5.3 shall not apply if such penalties, damages or charges are imposed for any violation of any Law including an Environmental Law, occasioned by the gross negligence or intentional misconduct of Lessor, its officers, members, agents, representatives, contractors, or employees.

A.For purposes of this Lease, "Laws" shall mean all laws, statutes, rules, regulations, ordinances, judgments, and other pronouncements, including Environmental Laws (as defined below), whether statutory or common law, having the effect of law of the United States or any state, county, city or other political subdivision or of any governmental authority asserting jurisdiction over the Land, Improvements or either Party.

B.For purposes of this Lease, "Environmental Laws" shall mean any present or future Law relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances (as defined in Section 15.7) or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances.

5.4    Contest of Validity of Law; Surety-Bond. Lessee shall have the right to contest by appropriate legal proceedings, without cost or expense to Lessor, the validity of any Law, if the terms of such Law may be legally held in abeyance without subjecting Lessor to any liability whatsoever because of Lessee's failure to comply immediately therewith, in which event, such compliance may be postponed until the final determination of any such proceeding. Lessee hereby covenants to indemnify and save Lessor harmless from any costs and expenses, including reasonable attorneys' fees and costs arising from Lessee's contestation of such Law, and upon commencing such contest, Lessee shall deliver to Lessor a good and sufficient surety bond guaranteeing payment of any fines, penalties, interest, costs and expenses including reasonable attorneys' fees which may be reasonably expected to become a liability, either directly or indirectly for Lessor as a result of such contest.

ARTICLE 6. CONSTRUCTION BY LESSEE

6.1    Demolition of Improvements. Lessee may, at its sole cost and expense, demolish any Improvements (including those Improvements which are located upon the Land as of the Commencement Date) upon receipt of all required permits and approvals for such demolition. Lessee shall hold Lessor harmless for any and all liabilities, claims or actions that result from the demolition of any Improvements (including those which arise from the requirements of any Laws as they relate to any remediation, abatement, transportation, or off-site storage of any Hazardous Substance (as defined in Section 15.7) located in, on or about the Land or Improvements, even if such Hazardous Substances are discovered after the Commencement Date and are determined to have been present on the Premises prior to the Commencement Date). All demolition shall be made in accordance with all Laws.

6.2    Construction of Project.

A.Project to Be Constructed by Lessee. Lessee may design, develop and build the currently contemplated hotel and casino construction project (the "Project'), in accordance with the terms of this Article 6. All construction shall be at Lessee's sole cost and expense and in accordance with all Laws including all applicable zoning and building code requirements. No construction of the Project may be commenced by Lessee until Lessor has approved Lessee's plans and specifications, the contractor (who will have the requisite construction experience) and the construction contract. If, in addition to the Project, Lessee desires to construct a Major Work of Construction, then no construction may be commenced by Lessee on such Major Work of Construction until Lessor has approved Lessee's plans and specifications, the contractor (who will have the requisite construction experience) and the construction contract. Lessor's approval rights under this Section 6.1(A) shall not be unreasonably, withheld, conditioned or delayed.

B.Lessee to Install and Pay for Utilities. Lessee shall determine the availability of and shall, at its sole cost and expense, cause to be installed in, on or about the Premises, all facilities necessary to supply all water, sewage, gas, electricity, telephone, communications cable and other like services (collectively, "Utilities") required in Lessee's operations or otherwise desired by Lessee. During the Term of this Lease, Lessee agrees to pay, without abatement, deduction or offset all charges and expenses in connection with such Utility installation and service and to indemnify and hold harmless Lessor from any and all such charges and expenses.

C.Lessee's Payments for Off-Site Utilities. In the event that any off- site improvements, capacity expansions or upgrades are required to any Utility, as a condition of Lessee constructing the Project or otherwise, all such off-site Utility improvements, capacity expansions or upgrades shall be at Lessee's sole cost and expense and Lessee shall indemnify and hold harmless Lessor for any and all such costs or expenses.

D.Lessee's Payments for All Off-Site Mitigations. In the event that Lessee agrees to construct, constructs or causes to be constructed any off-site mitigations as a condition of receiving desired permits, entitlements, permissions, or any other rights to construct or operate the Project or other Improvements, such off-site mitigations shall be at the sole cost and expense of Lessee, Lessor shall have no responsibility therefor and Lessee shall indemnify and hold Lessor harmless for any charges, fines, costs, liabilities, or expenses arising from Lessee's off-site mitigation or its failure to complete and/or maintain such off-site mitigations.

E.Lessee's Indemnities. Lessee's indemnities contained in this Section 6.2 shall survive the expiration or termination of this Lease.

6.3    Notice of Commencement of a Major Work of Construction. Before the commencement (including the receipt of materials) of any work of construction or of any substantial repairs, alterations, additions, replacements or restoration in and about the Premises, which are reasonably expected by Lessee to cost more than Two Hundred Fifty Thousand Dollars ($250,000) (a "Major Work of Construction"), Lessee shall give to Lessor written notice thereof specifying the nature and location of the intended work and the expected date of commencement thereof.

6.4    Conditions of a Major Work of Construction. Before any Major Work of Construction is commenced on the Premises, Lessee shall comply with all of the following conditions or procure Lessor's written waiver of the condition or conditions specified in the waiver (which waiver may be given or denied in Lessor's sole and absolute discretion).

A.Required Governmental Approvals and Permits. Comply with all then applicable Laws including codes, ordinances, regulations and requests for permits and approvals, including, but not restricted to, a grading permit, building permits, zoning and planning requests and approvals from various governmental or quasi-governmental agencies, entities and bodies having jurisdiction, over the Land, Improvements, the Project, the planned Major Work of Construction or the Lessee ("Applicable Requirements").

B.Builder's Risk and Other Insurance. Deliver to Lessor: (i) certificates of insurance evidencing coverage for "builder's risk"; (ii) evidence of workmen's compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Lessor or the Premises; (iii) and such other insurance as Lessor may reasonably request, in each case as required by the Lender holding the Leasehold Encumbrance. Lessee shall maintain, keep in force and pay all premiums required to maintain and keep in force all insurance listed above at all times during which such work is in progress.

6.5    Completion of Construction. Once the work has begun, Lessee shall, with reasonable diligence, prosecute to completion all Major Works of Construction. All work shall be performed in a first-class manner, and shall comply with all applicable governmental permits and Laws.

6.6    Ownership of Improvements. Until the expiration or earlier termination of this Lease, title to any Improvement constructed by Lessee, including the Project and other items installed thereon, and any alterations, changes or additions thereto, shall remain solely in Lessee; and Lessee alone shall be entitled to deduct all depreciation on Lessee's income tax return for such Improvements and any such building or building equipment and/or other items, Improvements, additions, changes or alterations.

6.7    Notice of Completion. Within ten (10) days after completion of any Major Work of Construction, Lessee shall file or cause to be filed a notice of completion. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to file such notice of completion if Lessee fails to comply with the provisions of the preceding sentence. Upon completion of the Project, Lessee shall deliver to Lessor a complete set of the plans and specifications, certificates of occupancy and other governmental approvals obtained by Lessee in connection with the construction and occupancy of the Project.

6.8    Lessor's Assistance in Obtaining Governmental Approvals, Permits and Entitlements. Lessor agrees to join with Lessee in obtaining any necessary permits or rezoning needed or required by Lessee in the construction of Improvements on the Land, but Lessor shall be without cost, expense or liability therefor. Lessor shall reasonably cooperate with Lessee in connection with obtaining such approvals, permits and entitlements and Lessor agrees to (a) execute all applications or other documents relating to such governmental approvals, permits or entitlements as are reasonably required to construct and develop Improvements desired by Lessee; (b) at Lessee's request attend any public hearing and testify in support of those approvals, permits or entitlements as are reasonably required to construct and develop Lessee's desired Improvements; and (c) convey, dedicate and/or grant easements over such portion of the Land as an applicable public entity may require to be conveyed, dedicated and/or an easement to be granted over, as a condition of Lessee obtaining an approval, permit or entitlement reasonably required for Lessee to construct or develop its desired Improvement; provided that in each case such actions do not (i) impose any monetary obligations upon Lessor that Lessee does not agree in writing to pay or perform, (ii) impose any material non-monetary obligations upon Lessor, or (iii) materially affect the future use, or the value or marketability for sale or lease, of the Land.

ARTICLE 7. ENCUMBRANCE OF LEASEHOLD ESTATE

7.1    Conditions for Encumbrance.

A.Lessee's Right to Encumber. Lessee, at any time and from time to time, may encumber its rights under this Lease and any ownership interest it may have in any Improvements or personal property located on the Land (collectively, the "Leasehold Estate") by deed of trust, mortgage or other security instrument (each a "Leasehold Encumbrance"); provided, however, no Leasehold Encumbrance may constitute a lien on the fee title of Lessor, and provided, further that Lessee obtains the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessor approves and consents to construction finance to be provided Lessee under the Credit Agreement among CANNERY CASINO RESORTS, LLC, a Nevada limited liability company ("CCR"), THE CANNERY HOTEL AND CASINO, LLC, a Nevada limited liability company("CHC"), NEVADA PALACE, LLC, a Nevada limited liability company ("Nevada Palace, LLC") and RAMPART RESORT MANAGEMENT, LLC, a Nevada limited liability company ("Rampart'); Rampart, Nevada Palace, LLC, CHC, CCR, and any other entity that may from time to time be joined as a borrower thereunder are individually a "Borrower" and collectively, the "Borrowers," each lender from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), CIT LENDING SERVICES CORPORATION., as Syndication Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

B.Lessor's Consent and Execution of Documents. Within ten (10) days of receipt of Lessee's written request, if Lessor and a Feehold Lender (as defined in Section 17.14(A)) shall have given its consent to such Leasehold Encumbrance, Lessor shall execute a written consent to an assignment of Lessee's interest in this Lease to a trustee under a deed of trust ("Leasehold Deed of Trust”) for the benefit of a holder of a Leasehold Encumbrance ("Lender"), and shall sign all necessary documents that Lender reasonably requires Lessor to sign in order for Lender to make a Leasehold Encumbrance and for Lessee to encumber its Leasehold Estate; provided, however, that no such Leasehold Encumbrance nor the lien of any Leasehold Deed of Trust shall encumber the fee title of Lessor, and such documentation shall be satisfactory to Lessor the Feehold Lender.

C.Leasehold Encumbrance, Deed of Trust Subject to Lease. Any Leasehold Encumbrance, Leasehold Deed of Trust and all rights acquired thereunder shall be subject to each and all of the covenants, conditions and restrictions set forth in this Lease and to all rights and interests of Lessor, except as otherwise provided in this Lease.

D.Loan Documents Furnished to Lessor. Within ten (10) days after the recordation of a Leasehold Deed of Trust, Lessee shall furnish to Lessor (i) a complete copy of such recorded Leasehold Deed of Trust, certified by the county recorder, (ii) the note secured thereby, (iii) all other documents related to such Leasehold Encumbrance, and (iv) the name and address of the Lender.

E.Recording of Request for Notice of Default. Concomitant with the recordation of the Leasehold Deed of Trust, Lessee, at Lessee's expense, shall cause to be recorded in the Official Records of the County Recorder of Clark County, Nevada, a written request executed and acknowledged by Lessor for a copy of any notice of default and of any notice of sale under the Leasehold Deed of Trust as provided by the laws of the State of Nevada.

7.2    Lessor's Right to Cure Default. Lessee shall be deemed to be in material default under this Lease if there is a default under any Leasehold Encumbrance and Lessee shall fail to cure such default within the period provided under the instruments evidencing the Leasehold Encumbrance. In the event of such default, including the nonpayment of money under any Leasehold Encumbrance, Lessor shall have the right to cure the same during the period provided under any such Leasehold Encumbrance, or by Law, and if not reimbursed by Lessee for all advances, costs and expenses of Lessor in connection with the curing of such default within such period, Lessor shall further have the right to continue to keep and maintain any such Leasehold Encumbrance in good standing, and, in which event, Lessor may, at its option, upon the expiration of the original period within which said non-payment default is to be cured, declare Lessee to be in default under this Lease. Lessor shall be subrogated to Lessee's position and Lessor shall be entitled to exercise the remedies provided in Article 13 for any default described in this Section 7.2.

7.3    Transfer of Lessee's Interest on Foreclosure under Leasehold Deed of Trust.

A.Lessor's Consent Not Required for Transfer of Lessee's Interest on Foreclosure. The consent of Lessor shall not be required for a transfer of Lessee's Leasehold Estate (and assignment of this Lease) at foreclosure sale, judicial foreclosure or an assignment in lieu of foreclosure on the lien of the Leasehold Deed of Trust.

B.Subsequent Transfer. The consent of Lessor shall not be required for the subsequent transfer of the Leasehold Estate and assignment of this Lease, if such subsequent transfer of the Leasehold Estate and assignment of this Lease is made by a Lender which (i) is a bank, investment bank, savings and loan association or insurance company (or a subsidiary of any one of the preceding types of entities) and (ii) was the purchaser of the Leasehold Estate at a foreclosure sale held by the trustee under the Leasehold Deed of Trust; provided that, in either such event, Lender promptly gives notice to Lessor in writing of any such transfer, setting forth the name and address of the transferee, the effective date of such transfer and the express agreement of the transferee assuming and agreeing to perform all of Lessee's obligations under this Lease, together with a copy of the document by which such transfer was made.

C.Liability of Transferee. Any transferee or subsequent transferee under Section 7.3 shall be liable to perform the obligations of Lessee under this Lease only for so long as such transferee holds title to the Leasehold Estate.

7.4    Lender's Rights on Termination of Lease - Cure Default or Exercise Power of Sale.

A.    Each Lender under a Leasehold Encumbrance or Leasehold Deed of Trust, in addition to the rights described in Sections 7.4(B) and 7.4(C), shall have the right to perform any term, covenant, condition or agreement and to remedy, in accordance with the terms of this Lease, any default by Lessee under this Lease, and Lessor shall accept such performance by any such Lender with the same force and effect as if furnished by Lessee. Lessor hereby consents to all acts of such Lender in connection with any such performance, including, without limitation, entry upon the Premises and commencement and prosecution of foreclosure or other proceedings in order to obtain possession of the Premises from Lessee.

B.Lessee may delegate irrevocably to the Lender under any Leasehold Deed of Trust the authority to exercise any or all of Lessee's rights hereunder, but no such delegation shall be binding upon Lessor unless and until either Lessee or the Lender shall give to Lessor a true and correct copy of a written instrument effecting such delegation. Such delegation of authority may be effected by the terms of the Leasehold Deed of Trust itself, in which case the delivery to Lessor of a true and correct copy of the Leasehold Deed of Trust, together with a written notice specifying the provisions therein which delegate such authority to such Lender, shall be sufficient to give Lessor notice of such delegation.

C.In case of a default by Lessee in the performance or observance of any term, covenant, condition or agreement on Lessee's part to be performed under this Lease: (i) each Lender under a Leasehold Deed of Trust shall have an additional twenty (20) business days beyond the applicable cure period set forth in Section 13.1 hereof, within which to cure or to commence the curing of such defaults, as therein provided, during which additional period this Lease shall remain in full force and effect; and (ii) if such default is: (1) other than under a term, covenant, condition or agreement the breach of which can be cured solely by the payment of rent or other sum of money; (2) of such a nature that the same cannot practicably be cured by the Lender without taking possession of the Premises from Lessee or (3) of such a nature that the same is not susceptible of being cured by the Lender, then Lessor shall not terminate this Lease pursuant to Section 13.1 hereof, or otherwise by reason of such default, if and so long as:

(i)In the case of a default which cannot practicably be cured by the Lender without taking possession of the Premises from Lessee: (1) the Lender shall deliver to Lessor within fifteen (15) days of the date on which it received written notice of Lessee's default from Lessor, a written notice wherein the Lender unconditionally guarantees to Lessor that it will proceed diligently to attempt to cure such default and that, if this Lease thereafter is terminated prior to the curing of such default because the Lender ceases its diligent efforts to cure the same, the Lender shall pay to Lessor the cost of curing such default and (2) the Lender shall proceed diligently to obtain possession of the Premises from Lessee (including possession by a receiver), and, upon obtaining such possession, shall proceed diligently to cure such default; and

(ii)In the case of a default which is not susceptible of being cured by the Lender, the Lender shall institute foreclosure proceedings and diligently prosecute the same to completion (unless in the meantime the Lender shall acquire the Leasehold Estate, either in its own name or through a nominee, by assignment in lieu of foreclosure or otherwise).

D.No Lender under a Leasehold Deed of Trust shall be required, pursuant to Section 7.4(C), to continue to proceed to obtain possession of the Premises from Lessee, to continue in possession of the Premises as mortgagee or to continue to prosecute foreclosure proceedings following the cure of such default. Nothing herein shall preclude Lessor from exercising any of its rights or remedies with respect to any other default by Lessee during the period of Lessor's forbearance under this Article 7, but in such event the Lender shall have all of the rights and protections provided in this Article 7 with respect to such other default. If the Lender, or its nominee, or a purchaser at a foreclosure sale, shall cure all continuing defaults of Lessee hereunder and non-continuing defaults susceptible of being cured, then the defaults of any prior holder of the Leasehold Estate which are not continuing and are not susceptible of being cured by such Lender or by said purchaser shall no longer be deemed to be defaults hereunder.

E.Except as provided in Section 7.4(C)(i), no Lender under a Leasehold Deed of Trust shall be personally liable or obligated to perform the obligations of Lessee under the Lease unless and until such Lender becomes the owner of the Leasehold Estate by foreclosure, assignment or transfer in lieu of foreclosure or otherwise. Thereafter, such Lender and its successors and assigns shall each remain personally liable for the obligations of Lessee only so long as they are the owner of the Leasehold Estate. Any such Lender which becomes the owner of the Leasehold Estate shall be entitled to all of the rights and privileges of Lessee under this Lease, and shall have the right to assign or sublet in the same manner as Lessee as well as those rights granted a Lender pursuant to Section 7.3.

7.5    New Lease. Upon written notice from any Lender or any successor or assign of a Lender following the termination of this Lease as a result of Lessee's default, Lessor shall enter into a new lease with such Lender or successor or assign of a Lender covering the Premises for the remainder of the Term of this Lease, at the same rent and subject to the same covenants, agreements, conditions, provisions, restrictions and limitations contained in this Lease; provided that such Lender, or successor or assign of a Lender: (a) shall give written notice of its intent to enter into such a new lease within sixty (60) days after it has become the owner of the Leasehold Estate, whether by foreclosure, transfer in lieu of foreclosure or otherwise and (b) cures all then existing uncured defaults of Lessee under this Lease which can practicably be cured by such Lender, or successor or assign of a Lender. Such new lease, and this covenant, shall have the same priority with respect to any rights, liens and interests intervening between the date of this Lease and the effective date of such new lease as this Lease. Each sublessee of the Premises whose sublease was in force and effect immediately prior to the termination of this Lease and did not by its own terms expire prior to the effective date of the new lease, shall attorn to the Lessee under the new lease. Each sublessee who hereafter enters into a sublease of all or any portion of the Premises shall be deemed to have agreed to the provisions of this Section 7.5. In the event that more than one Lender holding a Leasehold Deed of Trust on the same portion of the Premises attempts to exercise the right to obtain a new lease pursuant to this Section 7.5 for such portion of the Premises, then priority for determination of which Lender is entitled to enter into a new lease, free and clear of the rights of all other mortgages, shall be given to the Lender holding the Leasehold Deed of Trust with the highest priority lien upon such portion of the Premises. Lessee shall not be relieved of any liability to Lessor under this Lease by reason of Lessor's entering into a new lease pursuant to this Article 7.

7.6    Protection of Lender.

A.Except in the exercise of any of Lender's remedies under this Article 7, this Lease shall not be cancelled, surrendered, modified or amended without the written consent of a Lender, which consent shall not be unreasonably withheld.

B.If Lessor shall give any notice, demand, election or other communication to Lessee, Lessor shall at the same time give a copy of each such notice to each Lender at the address previously designated by such Lender by written notice to Lessor. Such copies of notices shall be sent by certified mail, return receipt requested, or by Federal Express or similar overnight delivery service, and shall be deemed given in the same manner as notices to Lessor and Lessee pursuant to Section 17.12. No notice given by Lessor to Lessee shall be binding upon or affect Lessee or any such Lender unless a copy of such notice shall be given to such Lender pursuant to this Section 7.6(B). In the case of an assignment of a Leasehold Deed of Trust or a change in the address of the Lender thereunder, the Lender or its assignee, by written notice to Lessor, may change the address to which copies of notices are to be sent. Lessor shall not be bound to recognize any assignment of a Leasehold Deed of Trust unless and until Lessor shall receive a copy of the recorded assignment and the name and address of the assignee. After Lessor has been given such notice, such assignee shall be deemed to be the Lender for all purposes under this Article 7.

C.Lessor hereby agrees to execute such modifications and amendments to this Lease as may be reasonably required by any Lender or prospective Lender under a Leasehold Deed of Trust and/or Leasehold Encumbrance, provided that such modifications or amendments do not materially diminish the rights of Lessor.

7.7    Asset Based Lending. Lessee shall have the right at any time to encumber all or any part of its interest in its inventory or trade fixtures in any Improvement placed on the Land with a lien to secure financing, and Lessor agrees to execute a waiver and such other agreements as such asset-based lender may reasonably request in connection with such financing. Lessee agrees that any such waiver by Lessor shall include a provision reasonably acceptable to Lessor to the effect that: (a) such lender shall have the right to remove such financed items only during the Term of the Lease and for a period of sixty (60) days after Lessor has given written notice to such lender that the Lease has terminated, for any reason; (b) if such lender undertakes such removal, such lender shall be obligated to repair, at such lender's expense, any damage to the Improvements caused by the removal of any of such financed items; and (c) if such lender fails to remove such financed items during the Term of this Lease or within sixty (60) days after receiving written notice from Lessor of the termination of this Lease, such financed items shall be deemed to have been abandoned by such lender to Lessor.

7.8    Assumability of any Leasehold Encumbrance. Any Leasehold Encumbrance shall provide the Lessor with the right (but not the obligation) by payment of any assumption fee and compliance with such Lender's applicable underwriting criteria, to assume any Leasehold Encumbrance in the event of any default by Lessee which results in the termination of this Lease. Lessee shall cause a Lender to execute all documentation to facilitate this right. Lessor's exercise of this right shall not constitute a waiver of any other right Lessor may have against Lessee, any surety or guarantor or anyone else.

7.9    Event of Conflict. In the event a court, arbitrator or other arbitral body asserting jurisdiction over this Lease determines that a conflict exists between any term of this Article 7 and any term of Article 13, the term contained in this Article 7 shall be controlling.

ARTICLE 8. REPAIRS AND RESTORATION

8.1    Duty to Maintain and Repair Premises.

A.No Responsibility of Lessor. Lessor shall not be required or obligated to make any changes, alterations, additions, improvements or repairs in, on or about the Premises, or any part thereof, during the Term of this Lease.

B.Lessee's Duty to Maintain Premises. At all times during the Term, Lessee, at its sole cost and expense, shall keep and maintain the Premises and all Improvements thereon and all facilities appurtenant thereto in good repair and in a safe condition, and the whole of the Premises, including the Land, all Improvements, including, without limitation, the Project and landscaping in a clean, sanitary, orderly and attractive condition. Lessee shall make any and all additions to or alterations or repairs in and about the Premises and the Improvements which may be required, and shall otherwise observe and comply with all Laws and Applicable Requirements in effect from time to time; and Lessee shall indemnify and save harmless Lessor against all actions, claims and damages by reason of Lessee's failure to comply with and perform the provisions of this Section 8.1(B).

8.2    Duty to Repair or Restore Following Damage or Destruction.

A.Repair or Restoration Following Damage or Destruction. If during the Term hereof any Improvement on the Land, including, without limitation, the Project, or any part thereof, shall be damaged or destroyed by fire or other casualty, neither Lessor nor Lessee shall have any obligation to repair or restore such Improvements; but if Lessee elects to repair or restore such Improvements, any such repair or restoration shall be made at Lessee's sole cost and expense. If Lessee does not elect to repair or to restore the damaged or destroyed portion of any Improvements, Lessee shall nevertheless be obligated to keep the remaining portion of the Premises in the manner prescribed in Section 8.1.

B.Ownership of Insurance Proceeds. All insurance proceeds collected by Lessee for such damage or destruction shall be the sole property of Lessee or, if so specified in any Leasehold Deed of Trust or any Leasehold Encumbrance, its Lender or Lenders.

ARTICLE 9. MECHANIC'S LIENS

9.1    Prohibition Against Mechanic's Liens - Indemnification of Lessor. Lessee shall not suffer or permit to be enforced against the Premises, or any part thereof, any mechanic's, materialman's, contractor's or subcontractor's liens arising from or any claim for damages growing out of the work of any construction, repair, restoration, replacement or Improvement, or any other claim or demand howsoever the same may arise, but Lessee shall pay or cause to be paid all of such liens, claims or demands before any action is brought to enforce the same against the Land; and Lessee agrees to indemnify and hold Lessor and the Land free and harmless from all liability for any and all such liens, claims and demands, together with reasonable attorneys' fees and all costs and expenses in connection therewith.

9.2    Contest by Lessee - Surety Bond. If Lessee shall in good faith contest the validity of any such lien, claim or demand, then Lessee shall, at its expense, defend itself and Lessor against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Lessor or the Premises, upon the condition that if Lessor shall so require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien, claim or demand indemnifying Lessor against liability for the same, and holding the Premises free from the effect of such lien or claim, or if Lessor shall so request, Lessee shall procure and record a bond freeing the Premises from the effect of such lien or claim or action thereon, as provided in Nevada Revised Statutes Sections 108.2413 et seq.

9.3    Lessor's Right to Remove Lien. If Lessee fails to discharge such lien or furnish a bond against the foreclosure thereof, as provided by the laws of the State of Nevada, Lessor may, but shall not be obligated to, discharge the same or take such other action as Lessor deems necessary to prevent a judgment of foreclosure upon said lien from being executed against the property, and all costs and expenses, including reasonable attorneys' fees incurred by Lessor, shall be repaid by Lessee upon demand, and, if unpaid, may be treated as additional rent.

9.4    Notices of Non-Responsibility. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Lessor, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Premises, any Improvements, or any part thereof. Lessor shall have the right at all reasonable times to post and keep posted on the Premises such notices of non-responsibility as Lessor may deem necessary for the protection of Lessor and the fee title of the Premises from mechanic's and materialman's liens. Lessor hereby notifies Lessee that Lessee is required to record a surety bond before undertaking a Major Work of Construction upon the Premises as provided in Nevada Revised Statutes Section 108.234(4).

ARTICLE 10. EMINENT DOMAIN

10.1    Definition of Total and Partial Taking. The term "Total Taking" as used in this Article 10 means the taking of the entire Premises (or of so much of the Land as to prevent or substantially impair the conduct of Lessee's business thereon) through the power or threat of eminent domain by any public or private authority lawfully possessed of that power. The term "Partial Taking" means the taking (other than a Total Taking) of a portion of the Premises, through the power or threat of eminent domain by any public or private authority lawfully possessed of that power.Total Taking - Termination. If during the Term there shall be a Total Taking, then the Leasehold Estate shall cease and terminate as of the date the actual physical possession of the Premises shall be so taken.

10.2    Partial Taking - Partial Termination. If during the Term of this Lease there shall be a Partial Taking, this Lease shall terminate as to the portion of the Premises taken upon the date upon which actual possession of the portion of the Premises is taken pursuant to eminent domain proceedings, but the Lease shall continue in force and effect as to the remainder of the Premises. The rent payable by Lessee for the balance of the Term shall not be abated, but the Lessee will receive an allocation of the award as set forth in Section 10.4(B)(ii).

10.3    Allocation of Award. All compensation and damages awarded for the taking of the Premises or any portion thereof shall be allocated as follows:

A. Total Taking. In the event of a Total Taking, (i) Lessee shall be entitled to: (1) any award for the loss of its Leasehold Estate, the Project or any Improvements constructed on the Premises by Lessee, (2) any award on account of any cost or loss Lessee may sustain in the removal of Lessee's fixtures, equipment and furnishings, and (ii) Lessor shall be entitled to the balance of the award.

B.Partial Taking. In the event of a Partial Taking, (i) Lessor shall be entitled to any award for the loss of its fee interest in the Premises, as encumbered by the Leasehold Estate and (ii) Lessee shall be entitled to: (1) any award for diminution in value of its Leasehold Estate, (2) any award on account of any cost or loss Lessee may sustain in the removal of Lessee's fixtures, equipment and furnishings, and (3) any award which may be made as a result of any alterations, modifications or repairs which may be reasonably required by Lessee in order to place the remaining portion of the Premises not so taken in a suitable condition for the continuance of Lessee's tenancy.

10.4    Effect of Termination. If this Lease is terminated, pursuant to Section 10.2, all rents and other charges payable by Lessee to Lessor hereunder, shall be paid up to the date upon which actual physical possession shall be taken by the condemning authority, and the Parties shall thereupon be released from all further liability.

ARTICLE 11. INSURANCE AND INDEMNIFICATION

11.1    Lessee's Insurance.

A.Insurance Coverage of Premises. Lessee shall, at all times during the Term, at Lessee's sole expense, keep all Improvements which are now or hereafter a part of the Premises insured against loss or damage by fire and the extended coverage hazards in accordance with the Schedule of Insurance attached hereto as Exhibit C. All proceeds of casualty or hazard insurance shall be paid to Lessee, subject to rights of Leasehold Lender, and shall under no circumstances be paid to Feehold Lenders unless (i) pursuant to some other express provision of this Agreement, Lessee is required to pay or assign such proceeds to Lessor and such payment or assignment is consistent with the rights of Leasehold Lender under this Agreement and (ii) pursuant to a Feehold Encumbrance such proceeds payable to Lessor shall be paid instead to the Feehold Lender. Any loss adjustment shall require the written consent of both Lessor and Lessee.

B.Personal Injury Liability Insurance. Lessee shall maintain in effect throughout the Term personal injury liability insurance covering the Premises and its appurtenances and the sidewalks fronting thereon in accordance with the Schedule of Insurance attached hereto as Exhibit C. Lessor shall be named as an additional insured on said policies.

C.Lessor's Right to Pay Premiums On Behalf Of Lessee. All of the policies of insurance referred to in this section shall be written in form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor having an A.M Best rating equal to or superior to the insurers listed on Exhibit C. Lessee shall pay all the premiums therefor and deliver such policies, or certificates thereof, to Lessor, and in the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor or to deliver such policies, or certificates thereof to Lessor, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor with the next installment of rent, and failure to repay the same shall carry with it the same consequences as failure to pay any installment of rent.

D.Adjustment of Coverage. In the event that either Party shall at any time deem the limits of the personal injury or property damage public liability insurance then carried to be either excessive or insufficient, the Parties shall endeavor to agree on the proper and reasonable limits for such insurance then to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this section; but if the Parties shall be unable to agree thereon, the proper and reasonable limits for such insurance then to be carried shall be determined by an impartial third person selected by the Parties or should they be unable to agree on a selection, by an impartial third person chosen by the insurance carrier carrying the greatest percentage of liability insurance on the Premises, or its successors on application by either Party made after thirty (30) days written notice to the other Party of the time and place of such application, and the decision of such impartial third person as to the proper and reasonable limits for such insurance then to be carried shall be binding on the Parties, and such insurance shall be carried with the limits as thus determined until such limits shall again be changed pursuant to the provisions of this Section 11.1. The expenses of such determination shall be borne equally by the Parties.

11.2    Blanket Insurance Policies. Notwithstanding anything to the contrary contained in this section, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor shall not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further.

11.3    Indemnification of Lessor. Except in the case of Lessor's gross negligence or intentional misconduct, Lessor shall not be liable for any loss, damage or injury of any kind or character to any person or property arising from any use of the Premises, or any part thereof, or caused by any defect in any Improvement thereon or in any equipment or other facility therein, or caused by or arising from any act or omission of Lessee, or of any of its agents, employees, licensees or invitees, or by or from any accident on the Premises or any fire or other casualty thereon, or occasioned by the failure of Lessee to maintain the premises in safe condition, or arising from any other cause whatsoever; and Lessee, as a material part of the consideration of this Lease, hereby waives on Lessee's behalf all claims and demands against Lessor for any such loss, damage or injury of Lessee, and hereby agrees to indemnify and hold Lessor entirely free and harmless from all liability for any such loss, damage or injury of other persons, and from all costs and expenses arising therefrom.

11.4    Course Of Construction; Builder's Risk. In addition to the Builders Risk and Course of Construction Insurance required pursuant to Section, 6.4 (B), Lessee shall obtain and maintain at all times prior to the completion of a Major Work of Construction, Builder's Risk and Course of Construction Insurance, naming Lessor and the construction lender as an additional insured and, where appropriate, loss payee. When requested by Lessor to do so, Lessee shall provide Lessor with a copy of all such insurance policies. Such insurance shall be in amounts, with coverage and deductibles sufficient, to protect Lessor under any and all circumstances. Any such policy shall require a thirty (30) day notice of cancellation.

ARTICLE 12. ASSIGNMENTS AND SUBLETTING

12.1    Lease is Assignable.

A.Assignability. This Lease shall be freely assignable by Lessee without Lessor's written consent to any entity or person that directly or indirectly acquires, through merger, purchase or otherwise a ("Transfer”) (i) Lessee's membership interests, (ii) an entity which owns directly or indirectly all or part of Lessee's membership interests, (iii) control of Lessee or an entity which owns directly or indirectly or controls Lessee, or (iv) substantially all of Lessee's assets, so long as such Transfer is not incident to a change of control that would be a breach) under the Credit Facility of Cannery Casino Resorts, LLC, a Nevada limited liability company and the parent entity of Lessee.

B.If Lessee desires to assign this Lease to an entity or person other than as set forth in Section 12.1(A), Lessee shall provide Lessor with written notice of its intent to assign and Lessor shall have thirty (30) days after receipt of such notice in which to review and approve or disapprove Lessee's intended assignment ("Assignment Approval Period''). Lessor shall be deemed to have approved an assignment unless it provides Lessee with written notice of its disapproval not later than the end of the Assignment Approval Period ("Disapproval Notice"). Such Disapproval Notice shall list with specificity the reason or reasons for such disapproval. Notwithstanding the preceding portion of this Section 12.1(B), Lessor's approval shall not be unreasonably delayed, conditioned or withheld.

12.2    Lessee has Right to Sublet. Provided that (a) Lessee continues to be responsible for fulfilling all of its covenants and conditions under this Lease and (b) Lessee is not then in default under this Lease, Lessee shall have the right to enter into subleases or any portion of the Premises, so long as any such sublease does not exceed 10,000 square feet in area. Any proposed sublease of a portion of the Premises in excess of 10,000 square feet shall require Lessor's consent as provided in Section 12.1(B).

12.3    Lessor's Assignment. in the event that Lessor transfers, assigns, disposes of or otherwise conveys any interest in this Lease, such transferor Lessor's liability and obligation under this Lease shall cease, and transferor Lessor shall be released from any liability thereunder, as of the date transferor Lessor no longer has an ownership interest in the underlying fee. Lessee waives the protection of any statute or rule of law which gives or purports to give Lessee any right to terminate this Lease or surrender possession of the Premises upon the transfer of Lessor's interest.

ARTICLE 13. DEFAULT AND REMEDIES

13.1    Termination by Lessor on Specified Defaults. Should Lessee: (a) fail to pay or cause to be paid any tax, assessment, insurance premium, lien, claim, charge, obligation or demand herein provided to be paid or caused to be paid by Lessee at the times and in the manner herein provided; (b) default in the payment of any installment of rent or any other sum when due, as herein provided; or (c) fail to use, maintain and operate the Premises, as herein required, or abandon the Premises; or (d) default in the performance of or breach of any other covenant, condition or restriction of this Lease herein provided to be kept or performed by Lessee; and if any such default or breach shall continue uncured for a period of thirty (30) days (unless such cure is commenced during such thirty (30) day period and Lessee proceeds diligently to complete such cure), from and after service upon Lessee of written notice by Lessor, then, and in any such event, Lessor, at its own option, and otherwise subject to the terms of this Lease (including such Lender's rights as are specified in Article 7), may terminate this Lease by giving Lessee written notice, and thereupon the rights of Lessee in and to the Land and all Improvements thereon shall cease and end, and Lessor, without further notice or demand or legal process, may reenter and take possession of the Land and all Improvements thereon and oust Lessee and all persons claiming under Lessee therefrom, and Lessee and all such persons shall quit and surrender possession of the Land and all Improvements thereon to Lessor.

13.2    Other Remedies. Any termination of this Lease, as herein provided, shall not relieve Lessee from the payment of any sum or sums that shall then be due and payable to Lessor hereunder or any claim for damages then or theretofore accruing against Lessee hereunder, and any such termination shall not prevent Lessor from enforcing the payment of any such sum or sums or claim for damages by any remedy provided for by law, or from recovering damages from Lessee for any default thereunder. All rights, options and remedies of Lessor contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Lessor shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver by Lessor of a breach of any of the covenants, conditions or restrictions of this Lease shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other covenant, condition or restriction contained herein.

13.3    Measure of Damages. In addition to any of the above, the damages that Lessor may recover under this Lease include the worth, at the time of award, of the amount by which the unpaid rent for the balance of the Term, after the time of award, exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided.

13.4    Continuation of Lease During Breach. At Lessor's option, if Lessee has breached this Lease and has abandoned the Premises, no notice of termination will be given, and this Lease will continue in effect for so long as Lessor does not terminate Lessee's right to possession. Lessor may in that case enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due.

13.5    Lenders Rights. Nothing contained in this Article 13 or elsewhere in this Lease shall modify, amend or restrict any rights to notice, cure, a new lease, assignment, or other rights reserved for a lender pursuant to Article 7.

ARTICLE 14. SURRENDER AND REMOVAL

14.1    Surrender of Possession. Upon the expiration of the Term of this Lease or any earlier termination thereof, Lessee shall surrender to Lessor possession of the Premises and all Improvements thereon (including the Project).

14.2    Removal of Personal Property. If Lessee shall not then be in default under any of the covenants and conditions hereof, Lessee may remove or cause to be removed all movable furniture, furnishings and equipment installed in the buildings on the Land. Any of such personal property that is not removed from the Premises within thirty (30) days after the date of any termination of this Lease thereafter shall be deemed to belong to Lessor without the payment of any consideration.

14.3    Lessee's Quitclaim. Upon the expiration of the Lease Term, or any earlier termination of this Lease, Lessee agrees to execute, acknowledge and deliver to Lessor a proper instrument in writing, releasing and quitclaiming to Lessor all right, title and interest of Lessee in and to the Premises and all Improvements.

ARTICLE 15. LESSOR'S GENERAL PROTECTIVE PROVISIONS

15.1    Lessor's Right of Entry and Inspection. On reasonable notice and with reasonable frequency, Lessee shall permit Lessor or Lessor's agent, representatives or employees to enter upon the Premises (a) to determine whether Lessee is complying with this Lease, (b) to show the Premises, to potential purchasers or mortgagees of Lessor's fee interest, (c) beginning three (3) years before the scheduled expiration of the Term or at any time when Lessee is in breach or default (and the time period for Lessee and/or any lender to cure has expired) for the purpose of showing the Premises to a prospective tenant, or (d) where this Lease otherwise grants Lessor the right to cure Lessee's non-monetary breach or default, for the purpose of curing such non-monetary breach or default by maintaining, repairing or altering the Land or the Improvements.

15.2    Lessor's Right to Cure Default. In the event Lessee shall fail to pay and discharge or cause to be paid and discharged, when due and payable, any tax, assessment or other charge upon or in connection with the Premises, or any lien or claim for labor or material employed or used in or any claim for damages arising out of the construction, repair, restoration, replacement, maintenance and use of the Land and the Improvements, or any judgment on any contested lien or claim, or any insurance premium or expense in connection with the Land and the Improvements, or any other claim, charge or demand which Lessee has agreed to pay or cause to be paid under the covenants and conditions of this Lease, and if Lessee, after thirty (30) days' written notice from Lessor to do so, shall fail to pay and discharge the same, then Lessor may, but shall not be obligated to, at its option, pay any such tax, assessment, insurance expense, lien, claim, charge or demand, or settle or discharge any action therefor, or judgment thereon, and all costs, expenses and other sums incurred or paid by Lessor in connection with any of the foregoing, shall be paid by Lessee to Lessor upon demand, together with interest thereon at the Default Rate from the date incurred or paid, and any default in such repayment shall constitute a breach of the covenants and conditions of this Lease. There are no third party beneficiaries to this Section 15.2 or any other provision or language of this Lease, whether named herein or not.

15.3    Transfer by Lessor - Release From Liability. In the event Lessor shall sell or transfer the Premises or any part thereof and, as a part of such transaction, shall assign its interest as Lessor in and to this Lease, then from and after the effective date of such sale, assignment or transfer, the transferor Lessor shall have no further liability under this Lease to Lessee, except as to matters of liability which shall have accrued and are unsatisfied as of the date of transfer, it being intended that the covenants and obligations contained in this Lease on the part of Lessor shall be binding upon any transferee lessor and its successors and assigns only during and in respect of their respective periods of ownership of the fee title.

15.4    Joint and Several Liability. If more than one Lessee or Lessor is named under this Lease the obligation of all such Lessees or Lessors shall be and is joint and several.

15.5    "AS IS WITH ALL FAULTS" CONDITION. As a material inducement for Lessor to enter into this Lease, Lessee acknowledges that Lessee has previously conducted physical inspections of the Premises and is satisfied that the Premises are appropriate for Lessee's intended use. LESSEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THIS LEASE IS AN AGREEMENT FOR LESSEE TO LEASE THE PREMISES ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT LESSEE IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM LESSOR, ITS MEMBERS, MANAGERS, OFFICERS, AGENTS, REPRESENTATIVES OR EMPLOYEES AS TO ANY MATTERS CONCERNING THE CONDITION OF PREMISES, INCLUDING, WITHOUT LIMITATION: (a) the quality, nature, adequacy and physical condition and aspects of the Land or the Improvements including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, plumbing, sewage, and Utility systems, facilities, appliances, and the square footage within the Improvements; (b) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater; (c) the existence, quality, nature, adequacy and physical condition of Utilities serving the Land and Improvements; (d) the development potential of the Land, and the Land's and Improvements' use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Land or Improvements for any particular purpose; (e) the zoning, entitlements or other legal status of the Land or Improvements or any other public or private restrictions on use of the Land or Improvements; (f) the placement or enforcement of a moratorium (including utility moratorium) on issuing approvals, entitlements or permits; (g) the location of the Land within an improvement district, a redevelopment district, or any other special district; (h) the presence of any archaeological or culturally significant remains or artifacts on the Land; (i) the presence of any plant or animal species (or of their habitat) designated as endangered or otherwise listed on any federal, states or local government catalogue of species subject to protective measures or special study, interest or concern; (j) the compliance of the Land or Improvements with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity; (k) the presence of Hazardous Substances (as defined in Section 15.7) on, under or about the Land and/or the Improvements or any adjoining, neighboring or near-by property; (l) the quality of any labor and materials used in any Improvements; (m) the proximity of the Land to any seismic fault or special studies zone; (n) the location of the Land in relation to any designated flood hazard zone; and (o) the condition of any personal property.

15.6    No Other Warranties. Lessee represents, warrants and covenants that no warranties whatsoever (whether express or implied) as to quality, condition, merchantability, use or fitness for use of the Land or any Improvements (for any purpose) have been made by Lessor.

15.7    Hazardous Substances. The term "Hazardous Substances" shall mean at any time, (a) any substance that is then defined or listed in, or otherwise classified pursuant to, any Laws, Environmental Laws, Applicable Requirements, or any occupational safety and health laws, rules or regulation as a "hazardous substance," "hazardous contaminants," "hazardous constituents," "hazardous substances," "hazardous waste," "infectious waste," "toxic substance," "toxic pollutant," "toxic emission," "air contaminant, "hazardous material" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity," (b) any oil, gas and other petroleum hydrocarbons or any products, by-products or fractions thereof (including, without limitation, gasoline, diesel fuel, and solvents), (c) PCBs, (d) urea formaldehyde, (e) any substance potentially injurious to the public health, safety or welfare, the environment or the Land or any Improvements, (f) any mold or mold related conditions; (g) asbestos, lead, cadmium, mercury and other heavy metals, cyanide, pesticides, chlorinated hydrocarbons, and (h) any substance which is a basis for liability to any governmental authority or third party under any applicable statute, regulation or common law theory; provided, however, that any such substance listed in this definition shall not be considered a Hazardous Substances for purposes of this Lease to the extent that it is both: (i) reasonably necessary and customary to conduct the Permitted Uses on the Premises in accordance with customary standards, or to construct, demolish, operate and maintain the Land and/or any Improvements (including the Project) for the Permitted Uses in accordance with customary standards and (ii) the presence, use, handling, storage, transportation, and disposition of such substance complies with all Laws including Environmental Laws and all Applicable Requirements.

A.Duty to Inform. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance. In addition, Lessee shall promptly comply with any duty to report to any third party (whether governmental or non-governmental) arising from any Environmental Law.

B.Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be placed, deposited, spilled, released, or (to the extent controlled by Lessee) to migrate in, on, under, or about the Land or any Improvements (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee's sole cost and expense, take all investigatory, abatement and/or remedial action reasonably recommended, whether or not formally ordered or required, for the remediation and abatement of any Hazardous Substance and for the maintenance, security and/or monitoring of the Premises or neighboring properties.

C.Lessee's Assumption of Responsibility. Lessee acknowledges that it is Leasing the Premises in "as is where is" condition and that Hazardous Substances may be present in, on, under, or about the Premises on the Commencement Date and that to the extent that any Hazardous Substances was not placed, deposited, spilled, or released by Lessor through its gross negligence or intentional misconduct, Lessee agrees to assume all responsibility for remediating and/or abating (at its sole cost and expense) any such Hazardous Substance in compliance with all Environmental Laws and Applicable Requirements. To the extent that Lessee removes, or causes to be removed, any Hazardous Substance from the Premises, Lessee's responsibility under this Section 15.7(C) shall be extended to cover the off-site transportation and storage of such Hazardous Substances, and Lessee's responsibilities under this sentence shall survive the expiration or termination of this Lease.

D.Lessee Indemnification. Lessee shall indemnify, defend, reimburse and hold Lessor, its partners, officers, members, agents, employees, lenders and each of their respective successors and assigns harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties and attorneys' and consultants' fees and costs arising out of or involving any Hazardous Substance that was not placed, deposited, spilled, or released by Lessor through its gross negligence or intentional misconduct. Lessee's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. To the extent that Lessee removes, or causes to be removed, any Hazardous Substance from the Premises, Lessee's Indemnification of Lessor under this Section 15.7(D) shall be extended to cover the off-site transportation and storage of such Hazardous Substances. Lessee's indemnity of Lessor, under this Section 15.7(D) shall survive the expiration or termination of this Lease.

E.Lessor Indemnification. Lessor shall indemnify, defend, reimburse and hold Lessee, its shareholders, officers, directors, employees and lenders, and each of their respective successors and assigns, harmless from and against any and all environmental damages, including the cost of remediation or abatement which arises as a result of any Hazardous Substance placed, deposited, spilled, or released by Lessor, through its gross negligence or intentional misconduct, on the Premises, before or after the Commencement Date. Lessor's obligations under this Section 15.7(E) shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

15.8    Lessee's Compliance With All Laws (Including Environmental Laws) and Applicable Requirements. Lessee, at Lessee's sole expense, shall fully, diligently and in a timely manner, materially comply with all Laws (including Environmental Laws) and Applicable Requirements, and the requirements of any applicable fire insurance underwriter or rating bureau, which relate in any manner to the Premises, without regard to whether such requirements are now in effect or become effective after the Commencement Date. Lessee, within ten (10) days after receipt of Lessor's written request, shall provide Lessor with copies of all permits and other documents, and other information evidencing Lessee's compliance with any Laws (including Environmental Laws) and Applicable Requirements specified by Lessor, and shall within fifteen (15) days of receipt notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Laws (including Environmental Laws) or Applicable Requirements.

ARTICLE 16. REPRESENTATIONS AND WARRANTIES

16.1    Representations and Warranties of Lessor. Lessor hereby represents and warrants to Lessee, which representations and warranties shall survive the delivery of this Lease by Lessor to Lessee, as follows:

A.Lessor has full and exclusive right and authority, without obtaining the consent of any third party, to enter into this Lease and perform its obligations hereunder.

B.Lessor is not subject to any agreement or restriction which prevents it from entering into this Lease and to perform its obligations hereunder.

C.Lessor is the fee title owner of the Premises.

D.Except as set forth in the title insurance policy described in Section 1.2, Lessor has not encumbered or otherwise transferred any portion of its interest in the Premises to any third party.

16.2    Representations and Warranties of Lessee. Lessee hereby represents and warrants to Lessor, which representations and warranties shall survive the delivery of this Lease by Lessee to Lessor, as follows:

A.Lessee has full and exclusive right and authority, without obtaining the consent of any third party, to enter into this Lease and perform its obligations hereunder.

B.Lessee is not subject to any agreement or restriction which prevents it from entering into this Lease and performing its obligations hereunder.

ARTICLE 17. GENERAL PROVISIONS

17.1    Conditions and Covenants. All of the provisions of this Lease shall be deemed as running with the land, and construed to be "conditions" as well as "covenants" as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

17.2    No Waiver of Breach. No failure by either Lessor or Lessee to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, condition, agreement and Term of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

17.3    Time of Essence. Time is of the essence of this Lease and of each provision.

17.4    Business Day. The term “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

17.5    Unavoidable Delay - Force Majeure. If either Party shall be delayed or prevented from the performance of any act required by this Lease by reasons of strikes, lockout, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause, without fault and beyond the reasonable control of the Party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay; and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this section shall excuse Lessee from the prompt payment of rental or other charges required of Lessee, except as may be expressly provided elsewhere in this Lease.

17.6    Successors in Interest. Each and all of the covenants, conditions and restrictions in this Lease shall inure to the benefit of and shall be binding upon the successors in interest of Lessor, and, subject to the restrictions of Article 12, the authorized encumbrances, assignees, transferees, sublessees, licensees and other successors in interest of Lessor.

17.7    Partial Invalidity. To the extent possible, each provision and portion of this Lease will be interpreted in such manner as to be effective and valid under applicable law; but if any provision or portion is held to be invalid or unenforceable under applicable law, such invalidity or unenforceability will not affect any other provision or portion and this Lease will be reformed, construed and enforced as if such provision or portion had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to either Party.

17.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the Parties or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessor and Lessee, and neither the method of computation of rent, nor any other provisions contained in this Lease, nor any acts of the Parties, shall be deemed to create any relationship between Lessor and Lessee, other than the relationship of Lessor and Lessee.

17.9    Interpretation and Definitions. The language in all parts of this Lease shall, in all cases, be simply construed according to its fair meaning and not strictly for or against Lessor or Lessee. Unless otherwise provided in this Lease, or unless the context otherwise requires, the following definitions and rules of construction shall apply to this Lease.

A.Number and Gender. In this Lease the neuter gender includes the feminine and masculine, and the singular number includes the plural and the word "person" includes corporation, partnership, firm or association, whenever the context so requires.

B.Mandatory and Permissive. "Shall," "will," and "agrees" are mandatory; "may" is permissive.

C.Captions. Captions of the articles, sections and paragraphs of this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

D.Term Includes Extensions. All references to the Term of this Lease shall include any extensions of such Term.

E.Sublessee. As used herein, the word "sublessee" shall mean and include, in addition to a sublessee, a licensee, concessionaire or other occupant or user of any portion of the Premises or Improvements thereon.

17.10    Attorneys' Fees. In the event either Lessor or Lessee shall bring any action or proceeding for damages for an alleged breach of any provision of this Lease to recover rents, or to enforce, protect or establish any right or remedy of either Party, the prevailing Party shall be entitled to recover as a part of such action or proceedings reasonable attorneys' fees and costs, up to an including any appeals.

17.11    Modification. This Lease may not be modified or amended, except in a writing signed by the Parties.

17.12    Delivery of Rent and Notices - Method and Time. All rents or other sums, notices, approvals, demands, or other communications required or desired to be given pursuant to this Lease shall be in writing and shall be: (a) personally delivered at the appropriate address indicted below in this Section 17.12 (including by means of professional messenger service) or sent via a recognized overnight delivery service, provided that any such delivery is confirmed by written receipt signed on behalf of the receiving Party or (b) sent by facsimile transmission addressed to the addressee at the facsimile number set forth in this Section 17.12, provided that (i) a written confirmation of the transmission has been received by the transmitting Party and (ii) an original copy of the notice is concurrently sent via a recognized overnight delivery service to the appropriate addressee indicated below in this Section 17.12. In each event, notice shall be effective upon the date of delivery, if received before 5:00 p.m. on any Business Day, or on the following Business Day, if received at any other time. The addresses and facsimile numbers for the Parties for receipt of any notice, approval, demand or other communication required or desired to be given pursuant to this Lease are as follows:

To Lessor:	NP Land, LLC
5255 Boulder Highway
Las Vegas, Nevada 89122

And to:	OCM LandCO, LLC
333 S. Grand Avenue 28th Floor
Los Angeles, CA 90071

And to:	Snell & Wilmer, L.L.P.
3800 Howard Hughes Parkway
Suite 1000
Las Vegas, Nevada 89109

To Lessee:	Nevada Palace, LLC
5255 Boulder Highway
Las Vegas, Nevada 89122

And to:	OCM AcquisitionCo, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071

Any Party from time to time may change such Party's address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

17.13    Arbitration.

A.Arbitration. In the event Lessor and Lessee cannot agree on any matter in this Lease other than the determination of Fair Rental Value pursuant to Section 3.2, above, arbitration shall be conducted under the rules of the American Arbitration Association in the manner prescribed in this Section 17.13.

B.Appointment of Arbitrators. Within five (5) days after written request of either Party, Lessor shall appoint in writing an arbitrator and give written notice thereto to Lessee, and within five (5) days after the service of such notice, Lessee shall in like manner appoint an arbitrator and give notice in writing thereof to Lessor, or in case of the failure of either Party hereto so to do, the other Party shall have the right to apply to the District Court of Clark County, Nevada, to appoint an arbitrator to represent the defaulting Party. The two (2) arbitrators thus appointed (in either manner) shall select and appoint in writing a third arbitrator and give written notice to Lessor and Lessee, or if within five (5) days after the appointment of such second arbitrator, the two (2) arbitrators shall fail to appoint a third, then either Party hereto shall have the right to make application to the District Court to appoint such third arbitrator.

C.Hearing. The three (3) arbitrators so appointed (in either manner) shall promptly fix a convenient time and place in Clark County for hearing the matter to be arbitrated and shall give written notice thereof to each Party hereto at least ten (10) days prior to the date so fixed, and said arbitrators shall with reasonable diligence hear and determine the matter in accordance with the provisions hereof and of the statutes and judicial decisions of the State of Nevada at the time applicable thereto, and shall execute and acknowledge their award in writing and cause a copy to by delivered to each of the Parties. Such award may include equitable remedies.

D.Enforcement of Award. The award of a majority of such arbitrators shall determine the question arbitrated and shall be binding upon the Parties hereto and shall be enforceable in accordance with Nevada law.

E.New Arbitrators. If two (2) of the three (3) arbitrators first appointed shall fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three (3) new arbitrators, who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two (2) of the three (3) arbitrators selected.

F.Arbitration Fees. Each of the Parties shall pay for the services of its appointee and one-half of the fee charged by the arbitrator selected by their appointees and of all other proper costs of arbitration, with the exception of attorneys' fees and witness' fees.

17.14    Lessor Financing. Lessee acknowledges that the feehold interest in the Premises is currently subject to a first deed of trust in favor of Nevada State Bank. Except as set forth below, nothing in this Lease shall prohibit Lessor from refinancing the loan made by Nevada State Bank encumbering the feehold interest in the premises an/or placing a subsequent mortgage or deed of trust on its feehold interest in the Premises ("Feehold Encumbrance").

A.Lessor shall request any lender under any Feehold Encumbrance (each a "Feehold Lender") to send to Lessee notices of any default by Lessor under such financing.

B.Lessee acknowledges that the rent due under this Lease has been assigned as security for the performance of Lessor's obligations under the existing Feehold Encumbrance, and that the rent due under this Lease may be assigned to a subsequent Feehold Lender, but such assignment notwithstanding, rent due under this Lease shall be payable to Lessor (or as Lessor may in writing direct from time to time) as such rent becomes due hereunder, unless and until Lessee shall have been notified by a Feehold Lender to pay rent due under this Lease to it. Upon receipt of such notice from a Feehold Lender, Lessee shall pay rent due under this Lease directly to said Feehold Lender until said mortgagee or beneficiary directs Lessee in writing to pay rent due under this Lease to Lessor, and Lessor shall have no claim against Lessee for any rent so paid to such Feehold Lender.

C.Lessee shall promptly execute such documents and instrument as Lessor or Lessor's lender shall reasonably request in connection with any such financing, including estoppels and beneficiary statements and consents or acknowledgments to any lien on Lessor's interests under this Lease.

D.Notwithstanding anything to the contrary contained in this Lease, (i) Lessor shall use its commercial best efforts to cause any Feehold Lender existing as of the Commencement Date to enter into an attornment and non-disturbance agreement with Lessee on commercially reasonable terms, and (ii) Lessee shall not be required to enter into any attornment agreement with any Feehold Lender without that Feehold Lender entering into a non-disturbance agreement with Lessee on commercially reasonable terms.

17.15    Estoppel Certificates. Upon Lessor's or Lessee's written request, each Party shall execute, acknowledge and deliver to the other, a written statement certifying:
(a)that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (b) that this Lease has not been cancelled or terminated; (c) the last date of payment of the rent and other charges and the time period covered by such period; (d) that the other Party is not in default under this Lease (or, if the other Party is claimed to be in default, stating why); and (e) such other certifications as the requesting Party shall reasonably request. Such Party shall deliver such statement to the Party requesting the same without charge and within ten (10) days after the requesting Party's request. Any such statement may be given by the beneficiary or the same to any prospective purchaser or encumbrancer of the leasehold or Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

17.16    Quiet Enjoyment

Lessor covenants that, subject only to Lessor's rights under Section 15.1, Lessee shall have quiet and peaceful possession of the Premises as against Lessor and its agents or assigns. In all events Lessor shall not unreasonably disrupt or interfere with Lessee's conduct of its operations or its construction of the Project or other Improvements.

ARTICLE 18. GAMING

18.1    Lessee's Denials. If at any time: (a) Lessee or any person associated in any way with Lessee is denied a gaming license, found unsuitable or is denied or is otherwise unable to obtain any other approval with respect to the Premises by the Nevada Gaming Commission, any other agency or subdivision of the State of Nevada or any other agency or subdivision thereof or of any other government regulating gaming (collectively, "Gaming Authorities") or is required by any Gaming Authority to apply for an approval and does not apply within any required time limit, as the same may be extended by such Gaming Authority, or withdraws any application for approval other than upon a determination by the applicable Gaming Authority that such approval is not required, and if the result of the foregoing has or may have a material adverse effect on Lessor or any affiliate of Lessor; or (b) any Gaming Authority commences or threatens to commence any suit or proceeding against Lessor or any affiliate of Lessor or to terminate or deny any required approval of Lessor or any affiliate of Lessor as a result of Lessee or any person associated with Lessee (all of the foregoing events described in (a) and (b) above are collectively referred to as a "Denial”), Lessor may terminate this Lease by written notice to Lessee; provided, however, if Lessor exercises its right to terminate this Lease pursuant to this Section 18.1 solely as the result of an association of Lessee or any person associated with Lessee which is the subject of a Denial, this Lease shall not terminate if Lessee ends such association within ninety (90) days of Lessor's notice of termination or within such longer period of time, if any, as the Gaming Authority gives for terminating such association. Lessee and all such persons associated with Lessee shall promptly, and in all events within any time limit established by law, regulation or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities. A person shall be deemed associated with Lessee if that person directly or indirectly owns any equity interest in Lessee, any equity interest in such person is directly or indirectly owned by Lessee, any equity interest in such person is directly or indirectly owned by a person directly or indirectly having any equity interest in Lessee (all of the foregoing are hereinafter referred to as "Lessee Affiliates"), such person is employed by Lessee or a Lessee Affiliate, is an officer, director or agent of Lessee or a Lessee Affiliate, has any contractual relationship with Lessee or a Lessee Affiliate, furnishes services or property to Lessee or a Lessee Affiliate or has the power to exercise a significant influence over Lessee or a Lessee Affiliate. Without limiting the generality of the foregoing, all Lenders holding a Leasehold Trust Deed on all or any of Lessee's interest in this Lease and/or the Premises and all subtenants shall be deemed associated with Lessee.

18.2    Lessee's Representations. Lessee represents to Lessor that neither Lessee nor any member of Lessee nor, to the best of Lessee's knowledge, any person associated with Lessee is unwilling to file all necessary applications to obtain whatever approvals may be required of such persons in connection with the transactions provided for herein. To the best of Lessee's knowledge, neither Lessee nor any member of Lessee nor any person associated with Lessee has ever engaged in any conduct or practices which any of the foregoing persons should reasonably believe would cause such person or entity to be denied any approval. Except as disclosed in writing to Lessor on or before the execution hereof, neither Lessee, any member of Lessee nor any officer, director or shareholder of any thereof has ever: (a) been arrested, detained, charged, indicted or summoned to answer for any criminal offense or violation for any reason whatsoever, regardless of disposition of the event, except for minor traffic citations; (b) had a criminal indictment, information or complaint returned against him for which he was not arrested or in which he was named as an unindicted co-party; (c) been questioned by a city, state, federal or law enforcement agency, commission or committee; (d) been subpoenaed to appear to testify before a federal, state or county grand jury, board or commission; (e) had a civil or criminal record expunged or sealed by a court order; (f) received a pardon for any criminal offense; (g) had any member of his family or spouse's family who has ever been convicted of a felony; (h) held a privileged or professional license in any state; (i) had any disciplinary action taken against him with respect to any such license; or (j) been refused a gaming license or related finding of suitability or a license for selling alcoholic beverages or been a participant in any group which has been denied any such license or finding based upon a finding of unsuitability.

ARTICLE 19. EXECUTION, RECORDING AND INCORPORATION BY REFERENCE

19.1    Recording. Neither Party shall record this Lease without the written consent of the other Party; however, upon the request of either Party, the other Party shall join in the execution of a memorandum of "short form" of this Lease for the purpose of recordation in the form of Exhibit D, attached hereto and incorporated herein by this reference. The memorandum or short form shall describe the Parties, the Premises, the Term of this Lease and the Option, and shall incorporate this Lease by reference.

19.2    Counterparts. This Lease may be executed in several counterparts, and all so executed shall constitute one agreement, binding upon all of the Parties hereto.

19.3    Execution. This Lease has been executed by Lessor and Lessee on the 22nd day of September, 2006.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

LESSOR

NP LAND, LLC
A Nevada Limited liability company

By: /s/ William C. Wortman
Name: William C. Wortman
Title: Manager

LESSEE

NEVADA PLACE, LLC
A Nevada Limited liability company

By: /s/ William J. Paulos
Name: William J. Paulos
Title: Manager

SCHEDULE OF EXHIBITS

EXHIBIT A	Legal Description of Land

EXHIBIT B	D.R. Horton Lease

EXHIBIT C	Schedule of Insurance

EXHIBIT D	Form of Memorandum of Lease

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement is dated this 21 day of June, 2007 ("Amendment Date"), by NP Land, LLC, a Nevada limited liability company ("Landlord") and Nevada Palace, LLC., a Nevada limited liability company ("Tenant"), and amends that certain Ground Lease Agreement dated September 22, 2006 (the "Lease").

RECITALS

A.    Landlord and Tenant intend to modify the Lease to reflect the transfer of ownership by Tenant to Landlord of approximately 6.9 acres of real property, to make such additional real property subject to the Lease, and to modify the Base Rent accordingly.

NOW, THEREFORE, based on the consideration and promises herein contained, Landlord and Tenant agree to modify and amend the Lease as follows:

ARTICLE I

AMENDMENT

1.0Premises.     Recital of the Lease shall be amended to modify the first sentence thereof to read as follows:

Lessor owns certain land in fee located in the City of Las Vegas, County of Clark, State of Nevada, commonly known as 5255 Boulder Highway. 5335 Boulder Highway, and ______ Boulder Highway, Assessor's Parcel Nos. 161-21-204-002, 161-21-302-001, 161-21-302-002, and 161-21-204-004, as more particularly described in Exhibit A (the "Land"), and the Improvements (as defined in Section 1.1) located thereon.

2.0Amount of Rent.    Section 3.l(A) of the Lease shall be modified to read as follows:

From the Amendment Date until the first (1st anniversary of the first day of the first month following the Commencement Date ("Anniversary") the rent shall be One Hundred Ninety Two Thousand Four Hundred and Sixty Six Dollars and Sixty Seven Cents ($192,466.67), payable monthly in advance on the first day of each month. If the Term commences on a day other than the last day of a month, then the installments of rent for such month or months shall be prorated, based on the number of days in such month.

ARTICLE II

MISCELLANEOUS
2.01    No Other Changes. Except as modified hereby, the Lease shall remain in full force and effect as written.

DATED as of the 21 day of June, 2007

NEVADA PLACE, LLC	NP LAND, LLC
A Nevada Limited liability company	A Nevada Limited liability company

By: /s/ William J. Paulos	By: /s/ William C. Wortman
Name: William J. Paulos	Name: William C. Wortman
Title: Manager	Title: Manager

EXHIBIT A

PREMISES LEGAL DESCRIPTION

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement is dated this 20th day of December, 2016 (“Amendment Date”), by NP Land, LLC, a Nevada limited liability company (“Lessor”) and Nevada Palace, LLC, a Nevada limited liability company (“Lessee”), and amends that certain Ground Lease Agreement dated September 22, 2006, as amended by that certain amendment dated June 21, 2007(as so amended, the “Lease”).

RECITALS

WHEREAS, the Lessor and Lessee wish to amend, add, and clarify certain provisions of the Lease, which include the calculation of rent, Lessee’s right to purchase the Premises, and Lessee’s rights with respect to redevelopment of the Premises, as set forth in greater detail in this Amendment;

NOW, THEREFORE, based on the consideration and promises herein contained, Lessor and Lessee agree to modify the Lease as follows:

Amendments to Specified Lease Sections:

From and after the date of this Amendment the following Sections of the Lease shall be modified as set forth below; capitalized terms used but not defined herein, shall have the meaning set forth in the Lease.

Section 2.1 of the Lease shall be amended and replaced with the following:

2.1    Term. The Premises are leased for the term of thirty-five (35) years (the “Initial Term”) commencing on the Commencement Date, and terminating at midnight on the date the thirty-fifth (35th) anniversary of the Commencement Date occurs (the “Termination Date”); provided, however that Lessee shall be granted five (5) five-year renewal options (total of 25 years) exercisable at Lessee’s sole option (each such option, a “Renewal Option,” and each such additional term, a “Renewal Term”), commencing at the end of the Initial Term and any subsequent Renewal Term (as applicable); provided, further, that Lessee shall provide written notice of exercise to Lessor at least 6 months prior to the end of the Initial Term or the expiring Renewal Term (as applicable). The Initial Term plus any Renewal Term that is exercised shall constitute the “Term” of the Lease.

Section 3.1 and 3.2 of the Lease shall be amended and replaced with the following:

3.1    Amount of Rent. Lessee agrees to pay Lessor rent for the use and occupancy of the Premises in the amount of $235,000 per month (“Rent”) commencing January 1, 2017 (the “Initial Rent Reset Date”). Rent shall be payable monthly in advance on the first day of each month. If the Lease terminates (due to expiration of the Term) on a day other than the last day of a month, then the installments of Rent for such month or months shall be prorated, based on the number of days in such month. On January 1, 2018, and on the one year anniversary every year thereafter, Rent shall be increased by 1.5%, which shall be the monthly rent amount for the following twelve (12) month period; provided, that an inflation adjustment calculation shall be performed every five years and Rent shall be adjusted to reflect inflation if the aggregate rate of inflation for such five year period exceeds the 1.5% annual adjustment as applied to that five year period, as described in greater detail in the following provision.

3.2    Rent Inflation Adjustment Calculation. On January 1, 2022, the five year anniversary of the Initial Rent Reset Date, Rent shall be adjusted based on the aggregate rate of inflation (for the United States taken as a whole) that has occurred during the prior five year period since the Initial Rent Reset Date, calculated using the U.S. inflation data published by the United States Department of Labor, Bureau of Labor Statistics.

The monthly Rent amount in effect on the Initial Rent Reset Date shall be multiplied by the aggregate inflation rate for the five-year period (from January 1, 2017 to January 1, 2022) to determine the inflation adjusted monthly rent amount. Such amount shall become the new monthly Rent amount, unless such amount is less than the current monthly Rent amount that would be in effect utilizing the 1.5% annual adjustment, described in this Section above (the “Inflation Adjustment Calculation”).

Example:     Jan. 1, 2017 Rent: $235,000

Jan. 1, 2022 Rent using 1.5% annual adjustment = $253,161.75

2022 monthly Rent presuming 8% aggregate inflation from Jan. 1, 2017 to Jan. 1, 2022 = $253,800

New Rent as of Jan. 1, 2022 would reset at $253,800.

Such Inflation Adjustment Calculation shall be performed every five years during the remainder of the Initial Term (e.g., on the fifth, tenth, fifteenth, and twentieth anniversaries of the Initial Rent Reset Date) and at the start of each Renewal Term if exercised; provided, that the Inflation Adjustment Calculation shall utilize the inflation data for the five year period from the date of the immediately preceding Inflation Adjustment Calculation to the date of the current Inflation Adjustment Calculation. Lessor shall complete the Inflation Adjustment Calculation and provide a copy of its calculation supporting its determination of the new Rent amount at least thirty (30) days prior to the effective date of such new Rent amount.

The following shall be added as Section 3.6 of the Lease:

3.6    Purchase Option. Lessee shall be granted an option to purchase the Land at the capitalized value of the then current lease payments (the “Capitalized Value”) exercisable at expiration of the Initial Term, and thereafter at the expiration of any Renewal Term; provided, that Lessee shall provide notice of exercise at least six (6) months prior to the expiration of the Initial Term or the then current Renewal Term. The Capitalized Value shall be calculated by multiplying the monthly Rent (at the time of exercise) by twelve (12) to arrive at an annual rent amount. The annual rent amount will then be divided by ten percent (10%). For example, assuming a $3 million annual rent amount, the land would be valued at $30 million ($3,000,000/.1 = $30,000,000).

Section 12.2 of the Lease shall be amended and replaced with the following:

12.2    Lessee has Right to Sublet. Provided that (a) Lessee continues to be responsible for fulfilling all of its covenants and conditions under this Lease and (b) Lessee is not then in default under this Lease, Lessee shall have the right to enter into subleases for any portion of the Premises without Lessor’s review or consent.

Section 15.1 of the Lease shall be amended and replaced with the following:

15.1    Lessor’s Right of Entry and Inspection.

[Intentionally deleted].

Modification of Lessee’s Redevelopment Rights:

In addition to the amendment and replacement of specific Lease Sections set forth above, the Lessor and Lessee desire to clarify and amend Lessee’s rights to redevelop the Premises. As such, notwithstanding any other provision in the Lease to the Contrary, the Lessor and Lessee agree that from and after the date of this Amendment that:

Lessee shall have plenary development rights with respect to the Premises during the Term of the Lease, including the right to demolish some or all of the existing Premises, salvage the existing Improvements, engage in a Major Work of Construction, including a complete redevelopment of the Premises, and sublease some or all of the Land to a third party for redevelopment of the Premises (“Redevelopment Rights”), and Lessor shall not have any notice, consent, or approval rights whatsoever with respect to Lessee’s exercise of its Redevelopment Rights; provided, however, that Lessor shall have the right to review the financial resources of any Sublessee (as defined below) on the terms and conditions set forth below. Lessee shall have all right, title and interest in any items salvaged from the Premises. All construction shall be at Lessee's sole cost and expense and in accordance with all Laws including all applicable zoning and building code requirements.

If Lessee exercises its Redevelopment Rights to demolish the Premises, salvage the existing Improvements, to engage in a Major Work of Construction, or to redevelop the Premises then Lessee shall in its sole discretion determine the types of insurance policies and coverage amounts of such policies applicable to the Premises, including Builder’s Risk and Course of Construction Insurance, based upon the then current development status of the Premises and its business operations. If such insurance policies differ from, or the coverage amounts are less than, the insurance policies and coverage amounts set forth in Exhibit C, then Lessee shall fully indemnify Lessor with respect to any monetary liabilities incurred by Lessor that would have been insured under the insurance requirements set forth in Exhibit C but were not so insured as of the date of loss due Lessee’s exercise of its discretion to change such insurance policy types or coverage amounts.

Lessee shall be permitted to sublet some or all of the existing Premises, or sublease some or all of the Land, to a third party for purposes of redevelopment of the Premises (a “Sublessee”), subject only to Lessor’s confirmation that such Sublessee shall have sufficient financial resources to make future Rent payments, taking into account Sublessee’s anticipated business operations, including business operations after a redevelopment of the Premises if applicable; provided, that the Lessor shall make such determination (using established industry standards for appraising financial risk) within thirty (30) days of receiving written notice from Lessee of the proposed sublease.

If the Lessee subleases the Land for a rental amount greater than the Rent owed to Lessor under the lease, Lessee and Lessor shall split such excess amount with Lessor and Lessee each receiving fifty percent thereof.

Conflicts and Lease Interpretation:

In the event of a conflict or ambiguity between the terms and conditions of this Amendment and the Lease, the terms of this Amendment shall control. Except as modified hereby, the Lease shall remain in full force and effect as written.

[Remainder of Page is Intentionally Blank]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

LESSOR

NP LAND, LLC
A Nevada Limited liability company

By: /s/ William C. Wortman
Name: William C. Wortman
Title: Manager

LESSEE

NEVADA PLACE, LLC
A Nevada Limited liability company

By: /s/ Keith E. Smith
Name: Keith E. Smith
Title: Manager